LAW OFFICES
                        SILVER, FREEDMAN & TAFF, L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                           1100 NEW YORK AVENUE, N.W.
                          WASHINGTON, D.C. 20005-3934
                                 (202) 414-6100


SIDNEY J. SILVER, P.C.                                    TELECOPIER NUMBER
ROBERT L. FREEDMAN, P.C.                                    (202) 682-0354
BARRY P. TAFF, P.C.
HOWARD J. ROSS, P.C.                                          OF COUNSEL
JAMES S. FLEISCHER, P.C.                                 DAVID B. MYATT, P.C.
JEFFREY M. WERTHAN, P.C.                                   JOHN B. SELMAN*
KIP A. WEISSMAN, P.C.                                      JAMES W. LANCE*
MARTIN L. MEYROWITZ, P.C.                                  NANCY M. STILES
RICHARD S. GARABEDIAN, P.C.                                 SHEILA FOOTER
RICHARD E. BYER, P.C.                                    MARTIN J. O'RIORDAN*
CHRISTOPHER R. KELLY, P.C.
DAVE M. MUCHNIKOFF, P.C.                             WRITER'S DIRECT DIAL NUMBER
STEVEN M. ABRAMSON, P.C.                                    (202) 414-6103
BRIAN L. ALPERT, P.C.
GARY A. LAX, P.C.
BETH A. FREEDMAN*
MICHAEL E. GADOW
BRIAN S. TAFF
CRAIG M. SCHEER
                                January 23, 1998
*NOT ADMITTED IN D.C.


Board of Directors
George Mason Bankshares, Inc.
1185 Main Street
Fairfax, Virginia 22030

          Re: Federal Income Tax Consequences Arising From the Merger
              Contemplated By That Certain Amended and Restated Agreement And Plan of Merger dated December 10, 1997 By And Between George Mason Bankshares, Inc. And United Bankshares, Inc. (the "Agreement")

Ladies and Gentlemen:

          In connection with the Form S-4 Registration Statement/Proxy Statement (the "Registration Statement") filed by United Bankshares, Inc. with the SEC pursuant to the Agreement, set forth hereinbelow is this firm's opinion relating to certain federal income tax consequences applicable to the Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                     FACTS

          United is a stock corporation organized and existing under the laws of the State of West Virginia. Merger Sub is a stock corporation organized and existing under the laws of the State of Virginia, is a first-tier wholly owned subsidiary of United and was formed for the sole purpose of facilitating the Merger. United's principal business consists of lending and deposit taking activities through one or more banking subsidiaries.

          Mason is a stock corporation organized and existing under the laws of the State of Virginia. Mason's principal business consists of lending and deposit taking activities through its banking subsidiary.

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Board of Directors
January 23, 1998
Page 2
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          Pursuant to the Agreement, it is proposed that the Merger will be implemented through the merger of Merger Sub with and into Mason. In the Merger all of the outstanding Mason Common Stock will be exchanged solely for United Common Stock or cash in lieu of fractional share interests.

                                  ASSUMPTIONS

          A. The Merger will be implemented strictly in accordance with the terms of the Agreement and will constitute a statutory merger.

          B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Effective Time.

          C. The representations of Mason and United made in their respective tax representation letters dated January 23, 1998 to Sullivan & Cromwell and us are true and correct on the date hereof and will be true and correct as of the Effective Time.

          D. All of the stockholders of Mason are citizens or residents of the United States of America ("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers including but not limited to foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire Mason Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of Mason Common Stock in a hedging transaction or as part of a straddle or conversion transaction.

                                    OPINIONS

          Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion on the date hereof that for federal income tax purposes:

          1. the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and United, Merger Sub and Mason will each be a party to the reorganization;

          2. except as provided in paragraph 4 below, no gain or loss will be recognized by any U.S. Holder upon the exchange of Mason Common Stock solely for United Common Stock in the Merger; the aggregate adjusted tax basis of shares of United Common Stock (including a fractional share interest in United Common Stock deemed received and redeemed as described below) received

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Board of Directors
January 23, 1998
Page 3
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by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the Mason Common Stock exchanged therefor;

          3. the holding period of the United Common Stock received by a U.S. Holder in the Merger will include the holding period of the Mason Common Stock surrendered and exchanged therefor, provided that such shares of Mason Common Stock were held as a capital asset by such U.S. Holder at the Effective Time; and

          4. a U.S. Holder who receives cash in lieu of a fractional share interest in United Common Stock in the Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in paragraph 2 above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in a fractional share interest (determined as described in paragraph 3 above) is more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% if the holding period exceeds one year but does not exceed 18 months and to a maximum tax rate of 20% if the holding period exceeds 18 months.

          The foregoing opinion reflects our legal judgment as of the date hereof based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references made to this letter in the Registration Statement.

                                       Very truly yours,

                                       /s/ Barry P. Taff, P.C.

                                       SILVER, FREEDMAN & TAFF, L.L.P.